FILED
      IN THE OFFICE OF THE
   SECRETARY OF STATE OF THE
        STATE OF NEVADA

          JUN 28 1995
          No. 10854-95
        /s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE

                            ARTICLES OF INCORPORATION
                                       OF
                       CONCENTRA MANAGEMENT SERVICES, INC.

     The undersigned incorporator executes these Articles of Incorporation for the purpose of forming a corporation under Chapter 78 of the Nevada Revised Statutes.

                                    ARTICLE I
                                      NAME
                                      ----

     The name of the corporation is Concentra Management Services, Inc. (the "Corporation").

                                   ARTICLE II
                                 RESIDENT AGENT
                                 --------------

     The name and street address of the resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

                                   ARTICLE III
                                 SHARES OF STOCK
                                 ---------------

     The number of shares the Corporation is authorized to issue is 1,000,000 shares of common stock, $.01 par value.

                                   ARTICLE IV
                                 GOVERNING BOARD
                                 ---------------

     SECTION 4.1 BOARD. The governing board shall be styled as directors, and the number for the first board of directors shall be three (3). Provided that the Corporation has as least one director, the number of directors may at any time or times be increased or decreased as provided in the bylaws.

     SECTION 4.2 FIRST DIRECTORS. The names and business post office box addresses of the first directors are as follows:


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     Richard D. Rehm, M.D.      3010 LBJ Freeway, Suite 400 Dallas, Texas 75234

     John K. Carlyle            3010 LBJ Freeway, Suite 400 Dallas, Texas 75234

     James M. Greenwood         3010 LBJ Freeway, Suite 400 Dallas, Texas 75234

                                    ARTICLE V
                                  INCORPORATOR
                                  ------------

     The name and business address of the incorporator signing these articles of incorporation is Lawrence E. Glasgow, Esq., 8333 Douglas Avenue, Suite 900, Dallas, Texas 75225.

                                   ARTICLE VI
                       DIRECTORS' AND OFFICERS' LIABILITY
                       ----------------------------------

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE VII
                                    INDEMNITY
                                    ---------

     SECTION 7.1 RIGHT TO INDEMNITY. Every person who was or is a party, or is threatened to be made party to, or is involved in, any threatened, pending or completed action, suit or


                                       2
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proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative is or was a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada, from time to time existing, against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such director, officer or representative may have or hereafter acquire, and, without limiting the generality of such statement, such persons shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this
Article VII.

     SECTION 7.2 EXPENSES ADVANCED. Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to be indemnified by the Corporation.

     SECTION 7.3 BYLAWS AND INSURANCE. Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to


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provide at all times the fullest indemnification permitted by the laws of the
State of Nevada, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person against such liability and expenses.

     SECTION 7.4 SURVIVAL. The indemnification and advancement of expenses provided in this Article VII shall continue for a person who has ceased to be a director. officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

                                   INCORPORATOR:

                                   /s/ Lawrence E. Glasgow
                                   -----------------------
Date: June 27, 1995                Lawrence E. Glasgow

STATE OF TEXAS    ss.
                  ss.
COUNTY OF DALLAS  ss.

     On this 27th day of June, 1995, there personally appeared before me a Notary Public, Lawrence E. Glasgow, who acknowledged that he executed the foregoing articles of incorporation.

[Official stamp of
Audrey L. Driskell,
Notary Public, State of Texas
Comm. Expires 9-6-96]
                                   Audrey L. Driskell
                                   ------------------
                                      Notary Public


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